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
                 Letters to be sent by nominees to stockholders

                        JAMES C. ZAMORA -- EQUITY HOLDER

Home: 908-719-9505      Email: jzamora@manfinancial.com     Office: 212-566-9820
--------------------------------------------------------------------------------

I get so much junk mail at home that it pains me to be in a position to need to add to your pile. However, I must.
As I have been counseling my kids for years -- all 3 of whom are outstanding athletes and students -- "Don't brag about your accomplishments, be humble, if you are half as good as you think you are, others will carry that torch for you". You need not say, "look at me".
Now, here's dad in the middle of a political process, which requires me to say "Look at me, look at what I've done and what I will do". I don't mean to trivialize or disparage our political process. I believe it to be the best in the world...I just find it a little awkward.
Please take a moment....

Dear fellow shareholders,
If you are directly involved in the politics of the exchange, it is very likely that you have already selected your candidates for the Equity Holders Board. If not, you may need to seek the guidance of those you respect and who ARE involved in the daily operations of the NYMEX to help with this decision. A few of the people you may look to for help are listed as follows:

Vinnie Viola                  Richie Saitta
Richie Schaeffer              Lou Gutman
David Greenberg               George Gero

I am, of course, directing you to those people who have already given me their support. However, I am quite comfortable with you calling anyone that has worked or served with me on the Exchange. Let the chips fall where they may.

Now, please bear with me as I (without too much political embellishment) list a few essential highlights of my qualifications and my views:

- My knowledge of the business began in Chicago at the CBOE. I fell in love with options in 1978. I found that applying statistical probability to Stocks was far more profitable than my attempts to apply them to sport scores. (If I really concentrate, I can limit my losses in poker to the extent that I can verbally exaggerate my winnings and that my wife will believe me)
- Over the past 30 years (I hate saying that) I have traded options from a desk as well as the floor.
-  I have always been a market maker and traded proprietary money.
- My family and I owe our financial well being to this business, the NYMEX, and to the Open-Outcry system.
- I believe that we can dismantle our competition by allowing large order execution and Trade at settlement, while still maintaining a robust open outcry system. We must make every effort to accommodate our customer base.
-  I served on the NYMEX Board from 1990-96, The Executive Committee 1995-96.
- Since becoming an Equity holder I have established the Equity Holders Advisory Committee and have worked hard to bring the vote back to the owners of the Exchange.

                         James C. Zamora - Equity Holder
Home: 908-719-9505       Email: jzamora@manfinancial.com    Office: 212-566-9820
________________________________________________________________________________

- Presently I am an Executive Vice President for Man Financial Inc. I am responsible for global risk as well as the development of our Global Risk system, which involves Electronic Order Routing.

- I am very much involved in technology. As a Programmer, I understand development and my role within Man has required me to become knowledgeable about both hardware and Networking.


I feel that I understand the needs of the Floor, the Trade and the FCM community. I firmly believe that we must accommodate all their needs to remain successful. We must not fragment our loyalties.
I would be honored if you would once again give me an opportunity to serve you on the board. However, I do not require that you elect me before I will work for you. I love this Exchange and I will commit to continue to work for and support whomever you may elect.
One more thing...I haven't seen the ballot yet, but if they present the candidates in alphabetical order, as they normally do, I may be on the BACK OF THE BALLOT.



Call a friend (of mine) and then vote.
Jim Zamora
Formerly-ZAM

                            Joseph Cicchetti "CICH"

                   1-732-388-9140 or 1-212-822-7123 ext. 213

                               CICH@Tradewise.org


Fellow Members, Traders and Brokers,                    5/3/2001


It is an honor and a privilege to run for the position as equity representative to the NYMEX board. I have been associated with NYMEX for 31 years. My career, my livelihood and my family's future are predicated on NYMEX's history and directly related to what the exchange does in the future.

I have adjusted and changed many times through the years adapting to the ever-changing trading venues that have developed. I have day traded in the ring, I've handled a huge deck as a floor broker, I trade off the floor by phone using open outcry, and I am knowledgeable with varied electronic trading platforms.

I am close to the floor traders, I am close to the brokers, and I understand the needs of the equity owners, the lessors, and the lessees. I understand the 'bottom line' of profitability that we all share, Traders, Brokers and FCM's. I have some innovative ideas to bring to the board. Ways to improve brokerage volumes and add additional customer business to the floor. Unique ways to use technology to enhance open outcry trading. Open outcry still remains the best reflection of true price disclosure. I am willing to share these ideas with all members, please call or email.

If I am fortunate to gain your support for this position I will make a promise, TO DO THE JOB. I will read the material presented to me, I will be attentive and diligent, I will offer professional unbiased advise on the issues before me. I will be frugal with your equity, and I will endeavor to be forthright when bringing the questions and needs of the membership to the board.

I am available everyday to respond to your questions, my office is on the 11th floor. I want to thank you for considering me for a position on our board. A copy of my Bio is included for your review.


Sincerely,


Joseph Cicchetti "CICH"

                                  LEE C. WHITE
                                 435 N St., SW
                             Washington, DC  20024


                                  May 3, 2001




Mr. Christopher Bowen
Senior Vice President & General Counsel
New York Merchantile Exchange
One North End Avenue
World Financial Center
New York, NY  10282-1101

Dear Mr. Bowen:

     I am a candidate for Public Director of the Board in the special election to be held on May 23 and ask for your support. Although the two incumbent Public Directors were elected in the March 20 election, my very strong showing in that election has encouraged me to run in the special election. I do not know many of you personally, but I have had a long and successful relationship with NYMEX. I served from 1980 to 1991, with a break of a few years, during some of the most significant years in the Exchange's evolution--from the threatened shutdown by the CFTC, to the powerful and robust institution it is today.

     Shortly after joining the Board, I was named to the Compliance Review Committee established by the Exchange and the CFTC. The Committee made a series of recommendations that was well received by the Commission and the futures industry, thereby enhancing NYMEX's standing. I served as chairman of the Advisory Committee that developed the crude oil contract. Later I chaired the Advisory Committee which developed the natural gas contract. When the FBI sting in the Chicago exchanges hit the industry, I served on the NYMEX Blue Ribbon task force created to avoid the Chicago pitfalls.

     Of the numerous special activities I have engaged in during my legal career, none compare with the exciting and challenging experiences of my time as a Public Director of NYMEX. I served under three different chairmen of the Board and believe I made a significant contribution to the Exchange and its members.

     But that was then; this is now. As I see it, NYMEX faxes some challenges that will make the earlier difficulties seem pale. The electricity contracts have not been effective, but if anything is clear, it is that the California electricity crisis calls out for market transparency that commodity contracts can provide. I was chairman of the Federal Power Commission (the predecessor agency to the Federal Energy Regulatory Commission) and am now affiliated with Spiegel & McDiarmid, a Washington law firm that represents municipal and cooperatively owned electric

     Lee C. White-NYMEX Board Candidate
     May 3, 2001
     page 2

utility systems, considered to be the premier law firm serving those utilities. I would, if elected, intend to work with the Board and staff to strengthen the role of NYMEX in this crucial area.

     As alternatives to conventional out-cry trading are gaining footholds, NYMEX must step up its efforts to develop an efficient electronic platform that will facilitate the order flow of computer-generated contracts into the trading rings so that open out-cry can continue to be the standard trading mechanism. Such a platform must also be designed to enable NYMEX to compete for OTC cash business. This is now even more essential in light of the reported possible acquisition of IPE by ICE. An issue as central as this is to the future of the Exchange must be given the highest priority, and as pointed out above, I am no stranger to tough and complex issues that face NYMEX.

     NYMEX, as a recent for-profit corporation, must get control of its finances -- yearly losses are simply unacceptable. I will vigorously support efforts to rein in non-essential expenditures. Owners' equities have to be enhanced, not diminished.

     I enjoy the excitement and hubbub of the trading floor and admire the sharpness, quickness and decisiveness of the traders. This is an exciting, high-octane environment. I ask for your vote and I will, if elected, do my best to promote the best interests of the Exchange and its members.

                                        Sincerely yours,

                                        /s/ Lee White
                                        ------------------------
                                            Lee White

Good Afternoon Fellow Members:

My name is Stanley Levin, commonly known ad "LVL", and I have been a member of the New York Mercantile Exchange for over 35 years. Personally I have devoted more than half my life to the development, growth and success of the NYMEX, and I believe without question, that my election to the Board in the Equity Owners category, will be of great service to the exchange and its future. As a multiple seat owner, and a former member of the NYMEX Board of Directors, I have diligently worked hard on behalf of the exchange, and its members, as reflected by my participation on various committees on the floor. It is with commitment and dedication that I run for this position, and look forward to utilizing my knowledge and broad experience by enhancing market opportunities, and thwarting disruptive procedural issues which our industry faces day to day.

Reflecting upon my 35 year affiliation with the Merc, I can discern 2 periods of time that our exchange has been faced with a crisis situation. The first occurred in the late 70's, early 80's, when the CFTC closed down our Potato contract, which was at that point the lifeline of the exchange. Certainly many of you, weren't even members during this problem, but I can assure you that back then, this crisis affected every single broker, trader and employee who made their living off of this contract. Ironically, this shutdown was truly a blessing, because it forced us to adopt the energy industry almost overnight. It was with fortitude and strength that we were able to overcome this disaster, and flourish into the most marketable and successful exchange that exists today. Our leadership at that time demonstrated tenacious foresight and vision in turning a major crisis into what exists today as the fastest growing global market. Obviously strong solid leadership does indeed make a difference.

The second crisis is one that currently exits. There are some very strong forces within and outside the exchange that seek to abolish the "open outcry" practice as we know it today. Various firms are implying that the liquidity that our locals bring to our markets, are a serious hindrance to their operations, and are effecting their profit structure in their over-the-counter trading programs. Certainly I am an advocate in embracing new technology so as to extend the life of the "open outcry" procedure, which has been the nuts and bolts of what our system has always been about. This is our livelihood, and any means to disrupt or invalidate this, threatens the very core of what makes the system so fair and just. It is without question that I plan on upholding and defending the function of our local traders, and the liquidity that they bring to our markets. Once again, it will take ardent and forceful leadership to ward off the notion of doing away with our method of transacting business.

If we are to grow as a successful business, new contracts must be continually added to our inventory. Research and development must be explored and allocating monies from our budget is indeed the first step. I would also strongly recommend the appointment of a special committee consisting of Board members and floor traders, to investigate why the Electricity contract failed so badly, when in fact it started on the floor with so much hope and promise. Perhaps resurrecting the Electricity contract would be a strategic move, rather than an idea that lie dormant, ready for another exchange to develop and prosper from.

In conclusion, aggressive and seasoned leadership is crucial to the growth and success of our exchange. If elected, I will fight vigorously for those issues that will benefit us the members. It would be with great pride and honor to represent this membership category. Thank you.

[GARY A. LAPAYOVER LETTERHEAD]



May 2001



Dear Fellow Member-Shareholder,


     I am soliciting your support for one of the newly created NYMEX Board positions. I have been a Member of the Exchange since 1974 and purchased my first seat in 1977. I have been active in committee service since that time, and have had the unique opportunity to serve the Exchange for ten years as a member of the Board, eight of those years as a Member of the Executive Committee. At the urging of Vincent Viola, our current Chairman, I sought to fill the Vice Chairman's position, which he was vacating. With his and your support I attained that position in 1996.

     I am honored to be among the candidates in the first election to represent the Equity Members of our Exchange. It has taken a long time in coming, and many of you have been instrumental in this long over-due recognition of our knowledge and abilities.

     As Chairman of both the By-Laws and Membership Committees, I authored, introduced and successfully lobbied to create the Equity owner class by allowing Members to lease out their sole seats. This was passed by the Board and approved by the CFTC in April of 1991. In the ensuing years, I have always voted for and espoused the platforms of Equity holders. In 1995 Mitchell Steinhouse and I were the only two Executive Committee Members, and two of the four Board Members (Saitta and Comerchero), who openly and tirelessly supported the efforts of Equity Members to serve on the Board. For several years we both encountered severe criticism for what was then an unpopular stand.

     I have always believed in the efficacy of NYMEX and open outcry trading. This is our core strength and will remain so, regardless of the successes of our own and other electronic platforms for many more years. It not only provides an efficient and honest marketplace, but is the major source of income for the majority of Members.

     There are three goals that I will immediately focus on:

     * First and foremost is the need to support the Brent contract. It is imperative that we attract the commercial participants who currently trade the IPE, and bring their volume to our floor. We have to identify who controls the orders and encourage them to bring that business to New York.

     * Second is the need to put technology into the traders' hands in the pits. Hand-held technology is not just a tool to replace trading cards and pitcards. It is not just about increasing efficiencies, such as trade execution, recordation and price dissemination. There will be numerous economic benefits for the FCMs, Traders and the Exchange. Additionally, and perhaps most importantly, as a result of the mobile Internet, we can place a hand-held PC in every broker's hands. This will provide Traders whatever information they require to manage and monitor their trading strategies. I also believe that we can then tie floor traders into Enymex without necessitating their leaving the trading ring, adding liquidity to one product without diluting another.

     * Third, to develop mini contracts, which can be traded either on Enymex or The Floor. As a result of online trading and the bombardment of advertising, I believe that the investing public has become much more used to the concept of speculation. There will soon come a time when this economy turns around. We should have retail contracts that are cash settled in place to take advantage when investors begin looking for attractive investment opportunities.

     I thank you for your time and encourage you to please contact me if you have any questions. I look forward to your support so that I may contribute to the continued success and greater future of the New York Mercantile Exchange, Inc.


Sincerely,


/s/ Gary A. Lapayover


Gary A. Lapayover

[GARY A. LAPAYOVER LETTERHEAD]



May 2001



Dear Fellow Member-Shareholder,


     I am soliciting your support for one of the newly created NYMEX Board positions. I have been a Member of the Exchange since 1974 and purchased my first seat in 1977. I have been active in committee service since that time, and have had the unique opportunity to serve the Exchange for ten years as a member of the Board, eight of those years as a Member of the Executive Committee. At the urging of Vincent Viola, our current Chairman, I sought to fill the Vice Chairman's position, which he was vacating. With his and your support I attained that position in 1996.

     I have always believed in the efficacy of NYMEX and open outcry trading. This is our core strength and will remain so, regardless of the successes of our own and other electronic platforms for many more years. It not only provides an efficient and honest marketplace, but is the major source of income for the majority of Members.

     There are three goals that I will immediately focus on:

     * First and foremost is the need to support the Brent contract. It is imperative that we attract the commercial participants who currently trade the IPE, and bring their volume to our floor. We have to identify who controls the orders and encourage them to bring that business to New York.

     * Second is the need to put technology into the traders' hands in the pits. Hand-held technology is not just a tool to replace trading cards and pitcards. It is not just about increasing efficiencies, such as trade execution, recordation and price dissemination. There will be numerous economic benefits for the FCMs, Traders and the Exchange. Additionally, and perhaps most importantly, as a result of the mobile Internet, we can place a hand-held PC in every broker's hands. This will provide Traders whatever information they require to manage and monitor their trading strategies. I also believe that we can then tie floor traders into Enymex without necessitating their leaving the trading ring, adding liquidity to one product without diluting another.

     * Third, to develop mini contracts, which can be traded either on Enymex or The Floor. As a result of online trading and the bombardment of advertising, I believe that the investing public has become much more used to the concept of speculation. There will soon come a time when this economy turns around. We should have retail contracts that are cash settled in place to take advantage when investors begin looking for attractive investment opportunities.

     I thank you for your time and encourage you to please contact me if you have any questions. I look forward to your support so that I may contribute to the continued success and greater future of the New York Mercantile Exchange, Inc.


Sincerely,


/s/ Gary A. Lapayover
Gary A. Lapayover

                             SPEAR, LEEDS & KELLOGG
                 120 BROADWAY, NEW YORK, NY 10271 212/433-7000

Dear NYMEX Shareholders:

                                    BALANCE


Each and every one of us strives to achieve balance in everything we do. Maintaining balance makes us stronger as individuals and as a group. Any business that can achieve balance in their products and services will undoubtedly produce the highest shareholder returns. There is no question that the NYMEX is at the pinnacle of open outcry futures exchanges and while it should be the goal of every director to keep us there, it cannnot be done without balance.

I have been in the futures business over 20 years as a floor broker, trader, and introducing broker and currently as a Futures Commission Merchant manager. Over that time I have been a member of the NYMEX, COMEX, Chicago Mercantile Exchange, Chicago Board of Trade, LIFFE, Coffee Sugar & Cocoa Exchange and the New York Cotton Exchange. I have seen exchanges that seemed invulnerable at times fail to achieve balance in their products and services and subsequently slide from their prospective pinnacles. While I do not believe that NYMEX is in jeopardy of falling from their current position, we must work hard to maintain it.

As a Futures Commission Merchant director of NYMEX, my focus will be on creating and maintaining balance in everything that NYMEX does during my tenure. Obviously balance between open outcry and electronic trading is paramount on everyone's mind. Electronic trading need not be the nemesis that some have made it out to be but rather a complimentary vehicle that will allow a greater number of participants access to our markets while creating new opportunities for both on and off floor trading professionals as well as new revenue streams for NYMEX. We cannot be afraid to diversify our product offerings to our customers and must explore all possibilities. These possibilities include not only new contracts like Single Stock Futures but also opportunities provided by the clearing vehicle imbedded within NYMEX. Additionally, I believe that it is time to reopen serious talks with the New York Board of Trade for the purpose of reuniting the entire New York futures trading community under one roof at One North End Avenue. This consolidation of exchanges would create additional trading opportunities for the members of all the exchanges, an additional revenue stream to NYMEX in the form of rent and considerable cost savings to the FCMs.

In closing, I would like to thank you for your time in reading this letter and hope that you will support me in the FCM category on May 23rd.


Sincerely,

/s/ Peter J. Meyer

Peter J. Meyer

                                MELVYN J. FALIS
                                PUBLIC DIRECTOR

     NYMEX is entering its most critical stage as an Exchange in its long existence. As a result of the recent approval by Congress of legislation affecting the manner in which commodities are traded throughout the world, NYMEX must not only maintain its competitive edge with other Exchanges, but as a matter of greater importance, act to withstand direct competition from private industry.

     For more than 20 years, I have been closely dedicated to the NYMEX community. I previously served as General Counsel of NYMEX and was a principal author of the Heating Oil Contract. In that capacity, I met in person with each of the Commissioners of the CFTC to assure that NYMEX and its members be given the opportunity to achieve that historic breakthrough in the oil industry. Prior to serving as NYMEX's General Counsel, I was commodities and securities counsel for one of the largest Futures Commission Merchants (FCM) in the world. In that capacity I coordinated the FCM's business development plans in Latin America, Europe and Asia. I appeared before the House and Senate with respect to changes in business outlook and commented on various business proposals offered by Congress on both commodities and securities. Since Congress has now passed legislation permitting Exchanges to trade futures on individual securities, my additional securities background would permit me to assist in the coordination of NYMEX's potential business plans in that respect.

     While presently continuing my representation of all facets of the industry, my most recent endeavors have been as a prior public member of the Board of Directors of NYFE, and now as a public director of the Commodity Floor Brokers and Traders Association (CFBTA). More recently, NYMEX's Board of Directors has appointed me as a member of the Stock and Index Futures Committee.

     NYMEX must have the foresight to contend with an industry that is changing dramatically and will so continue in the foreseeable future. Keeping pace with other Exchanges is simply not enough, anymore. To achieve set goals will take a most vigorous and unrelenting effort which I am prepared to do. I am also more than prepared to assure that all persons with an interest in the Exchange are able to have their views presented and fairly considered by the Board.

Dear Fellow Member/Shareholder:

I am a candidate for an equity member seat on the NYMEX Board of Directors and would very much like the chance to be YOUR representative.

In the 32 years that I have been affiliated with the New York Mercantile Exchange, the environment for both the futures and the oil industries has radically changed. We, the members of NYMEX, made dramatic changes in the way oil was sold when we introduced our No. 2 Heating Oil Futures Contract in 1978. And we revolutionized the way futures contracts were delivered with the advent of daily-prorated deliveries in the Crude Oil Futures Contract introduced in 1983. Now it's time for NYMEX to reinvent itself again. We need to broaden our reach by allowing the general public trading access to our trading floor via the Internet. E-NYMEX is expected to help expand our horizons and bridge the trading access gap by providing a platform for trading futures, options and derivatives, but we also need to consider new contracts and better marketing strategies to attract new participants to our exchange.

I hope that you will consider my knowledge of the energy markets and my marketing expertise (I was the exchange's first VP of Marketing), as well as my steadfast desire to see NYMEX succeed, and elect me to represent you on the NYMEX Board of Directors.

Sincerely yours,

Steve Errera

Dear Fellow Equity Member/Shareholder:

It took 8 years, but at least we equity members have won not only the right to vote but also the right to representation on the NYMEX Board of Directors. I am a candidate for an equity member seat on the Board and would very much like the chance to be your representative.


In my opinion, there is still one issue which must be resolved in order for us to be fully represented: We need to change the wording of the rule that allows only "members" in good standing to run for the Board of Directors to "shareholders". This rule change would give equity members the proper representation on the Board in proportion to our numbers.

In the 32 years that I have been affiliated with the New York Mercantile Exchange, the environment for both the futures and the oil industries has radically changed. We, the members of NYMEX, made dramatic changes in the way oil was sold when we introduced our No. 2 Heating Oil Futures Contract in 1978. And we revolutionized the way futures contracts were delivered with the advent of daily-prorated deliveries in the Crude Oil Futures Contract introduced in 1983. Now it's time for NYMEX to reinvent itself again. We need to broaden our reach by allowing the general public trading access to our trading floor via the Internet. E-NYMEX is expected to help expand our horizons and bridge the trading access gap by providing a platform for trading futures, options and derivatives, but we also need to consider new contracts and better marketing strategies to attract new participants to our exchange.

I hope that you will consider my knowledge of the energy markets and my marketing expertise (I was the exchange's first VP of Marketing), as well as my steadfeast desire to see NYMEX succeed, and elect me to represent you on the NYMEX Board of Directors.



Sincerely yours,

Steve Errera

May 2, 2001

Dear Fellow NYMEX Members:

My name is Stephen Renov (NERV). I have been a member of NYMEX since 1983 and an equity owner since 1986. From 1983 until 1998 I was a local trader. In addition to trading, I was a partner in a brokerage operation (Trendline Trading Corp.) as well as a technical analyst to the floor community (Nervtec Services). I feel fortunate to have been a part of NYMEX, to witness its growth from a small agricultural and metals exchange to the premier energy futures exchange.

We have recently undergone some substantial organizational changes as well as a change in leadership. I believe the membership expressed its wish for a new start and a different approach to the many issues facing us. As you know, the trading community is evolving and reacting to the current revolution in electronic trading platforms. I think most of us agree that our goal is to preserve our floor trading community while we aggressively seek to develop state of the art communications with the financial community to increase NYMEX exposure and market share. The development of NYMEX's "E" platform should allow us to leave behind the hardware based NYMEX Access system and it further facilitates the integration of handheld devices, allowing ring traders to participate in order flow and trading opportunities.

The addition of the equity owner slots to the NYMEX board of directors offers the voice of experience and the perspective of greater maturity to our governing body. I am excited about our new leadership and I feel that my varied floor experience as well as my long time interest as an equity holder are positive assets that would add balance to the board.

I look forward to meeting with you personally and working with you towards greater success and prosperity. Feel free to contact me at my email address:
NERV0612@aol.com or my home phone: 973-535-9329.

Sincerely,

Stephen Renov (NERV)

RETRACTION: PLEASE DISREGARD AN ERRONEOUS REFERENCE TO FIMAT CORP. CONTAINED IN MY LETTER DATED APRIL 30, 2001. THE LETTER WAS PART OF THE PROXY MATERIALS AND BIOS PACKAGE THAT WAS SENT TO THE MEMBERSHIP. I WISH TO EXTEND MY DEEPEST APOLOGIES TO FIMAT CORP. FOR ANY CONFUSION THAT MAY HAVE RESULTED.